For the semi-annual period ended April 30, 2003.
        File number 811-04864
        Prudential Value Fund

SUB-ITEM 77D
Policies With Respect to Security Investment


Prudential Value Fund
__________________________________________________

Supplement dated January 24, 2003
Prospectus dated December 30, 2002


The portion of the chart listing Class B share average annual total returns before taxes in the Prospectus on page 4 under ?Risk/Return Summary - Evaluating Performance - Average Annual Total
Returns? is supplemented with the following information.
The information in this Supplement
supersedes any contrary information that may be contained either in the Fund?s Prospectus or Statement of Additional Information:


Class B Shares

1 YR
5 YRS
10 YRS
SINCE INCEPTION

Return Before Taxes
- 7.99%
9.60%
11.65%
10.78% (since 1-22-87)